EXHIBIT 99.1

NEXSTAR MEDIA GROUP ANNOUNCES SHAREHOLDER APPROVAL TO

ELIMINATE CLASS B AND CLASS C SHARE CLASSES

IRVING, TX (June 13, 2022) – Nexstar Media Group, Inc. (NASDAQ: NXST) today announced that at its 2022 Annual Shareholders’ Meeting (the "Meeting"), shareholders voted in favor of all proposals recommended by the Board of Directors, including the amendment of the Company’s Amended and Restated Certificate of Incorporation to eliminate the Company’s Class B Common Stock and Class C Common Stock classes. As of April 25, 2022 Nexstar had approximately 40.4 million shares of Class A common stock outstanding and no shares of Class B Common Stock or Class C Common Stock outstanding. Nexstar’s Class A common stock has been the only class of shares outstanding since 2013. Approximately 92% of all outstanding shares were represented at the meeting.

The official voting results for each proposal voted on by shareholders will be filed with the Securities and Exchange Commission and made available at www.sec.gov.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content, including 283,000 hours of original video content each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s television assets also include NewsNation, America’s fastest-growing national news and entertainment cable network reaching 75 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit www.nexstar.tv

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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